UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 12, 2014

ZOOM TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18672	51-0448969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Headquarters:
Sanlitun SOHO, Building A, 11th Floor
No. 8 Workers Stadium North Road
Chaoyang District, Beijing, China 100027

U.S. office:
c/o Ellenoff Grossman & Schole LLP
1345 Avenue of Americas,
New York, NY 10105

(Address of principal executive offices including zip code)

(212) 370-1300
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in the Current Report on Form 8-K filed by Zoom Technologies, Inc. (the "Company") with the Securities and Exchange Commission on February 27, 2014, Cheng Wang resigned as a director of the Company, effective February 21, 2014. On March 12, 2014, the Company received a Nasdaq Staff Deficiency Letter indicating that, as a result of Mr. Wang's resignation, the Company failed to comply with the audit committee requirements for continued listing set forth in Rule 5605 of the Nasdaq Listing Rules. Nasdaq Listing Rule 5605(c)(2) requires that the Company have an audit committee comprised of at least three members who meet the qualifications set forth in such rule. With the resignation of Mr. Wang, the Company's audit committee currently consists of only two independent directors. In accordance with Nasdaq Listing Rule 5605(c)(4), Nasdaq has provided the Company with a cure period (the "Cure Period"), until the earlier of (i) the Company's next annual shareholders' meeting, (ii) August 20, 2014, if the next annual shareholders' meeting is held before August 20, 2014, or (iii) February 21, 2015, in order to regain compliance.

Once the Company became aware of this violation, it immediately began taking steps to identify a new director candidate to replace Mr. Wang to regain compliance with Nasdaq Listing Rule 5605(c)(2). The Company is in the process of selecting a suitable candidate and expects to regain compliance with Nasdaq Listing Rule 5605 within the Cure Period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOOM TECHNOLOGIES, INC.

Date: March 24, 2014	By: /s/ Patrick Wong Patrick Wong Chief Financial Officer and Secretary